UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 17, 2004

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 17, 2004 (the “Closing Date”), Petroleum Heat and Power Co., Inc., a Minnesota corporation (“Petro” or the “heating oil segment”), which is an indirect subsidiary of Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership” or “Star”), signed a new $260 million revolving credit facility agreement with a group of lenders led by JP Morgan Chase Bank, as administrative agent. At the same time, the Partnership completed the sale of its propane segment. See Item 2.01 below.

The revolving credit facility provides the heating oil segment with the ability to borrow up to $260 million for working capital purposes (subject to certain borrowing base limitations), including the issuance of up to $75 million in letters of credit. Obligations under the revolving credit facility are secured by liens on substantially all of the assets of the heating oil segment, accounts receivable, inventory, general intangibles, real property, fixtures and equipment. Obligations under the revolving credit facility are guaranteed by the heating oil segment’s subsidiaries and by the Partnership.

The revolving credit facility imposes certain restrictions on the heating oil segment, including restrictions on its ability to incur additional indebtedness, to pay distributions, make investments, grant liens, sell assets and engage in certain other activities. In addition, the revolving credit facility imposes certain restrictions on the use of proceeds from the sale of the propane segment. The revolving credit facility also requires the heating oil segment to maintain certain financial ratios, and contains borrowing conditions and customary events of default, including nonpayment of principal or interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events. The occurrence of an event of default or an acceleration under the revolving credit facility would result in the heating oil segment’s inability to obtain further borrowings under that facility, which could adversely affect its results of operations. An acceleration under the revolving credit facility would result in a default under the Partnership’s other funded debt.

The heating oil segment borrowed an initial $119 million under the revolving credit facility on the Closing Date, which the heating oil segment used to repay amounts outstanding under the heating oil segment’s existing credit facilities.

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 17, 2004, the Partnership completed the previously announced sale of its propane segment, held largely through Star Gas Propane, L.P., to Inergy Propane LLC (“Inergy”), the operating subsidiary of Inergy, L.P., (NASDAQ: NRGY), for a purchase price of $475 million, subject to certain adjustments. The Partnership expects to recognize a gain in excess of $150 million from the sale of the propane segment.

The propane segment is primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. Customers are served from 122 branch locations and 136 satellite storage facilities in the Midwest and Northeast regions and Florida and Georgia.

Use of Proceeds from the Sale of the Propane Business.

$311 million of the net proceeds from the sale of the propane segment were used to repurchase the senior secured notes and first mortgage notes of the heating oil segment and propane segment, to repay amounts outstanding under the propane segment’s working capital facilities. The Partnership expects to recognize a loss of approximately $38 million on the early redemption of the senior secured notes at the heating oil segment and first mortgage notes and credit facilities at the propane segment. This loss does not include expenses associated with the early repayment of the credit facilities at the Partnership’s heating oil segment.

In accordance with the terms of the indenture relating to the Partnership’s 10 1/4% Senior Notes (“MLP Notes”), the Partnership is obligated, within 360 days of the sale, to apply the remaining net proceeds of the sale of the propane segment either to reduce indebtedness (and reduce any related commitment) of the Partnership or of a restricted subsidiary, or to make an investment in assets or capital expenditures useful to the Partnership’s or any subsidiary’s business. To the extent any net proceeds that are not so applied exceed $10 million (“excess proceeds”), the indenture requires the Partnership to make an offer to all holders of MLP Notes to purchase for cash that number of MLP Notes that may be purchased with excess proceeds at a purchase price equal to 100% of the principal amount of the MLP Notes plus accrued and unpaid interest to the date of purchase. The Partnership cannot determine the amount of excess proceeds that will result from the sale of the propane segment. Accordingly, the Partnership cannot predict the size of any offer to purchase the MLP Notes and whether or to what extent holders of MLP Notes will accept the offer to purchase when made. The remaining net proceeds from the sale of the propane segment will be invested in the heating oil segment pending such uses in accordance with the requirements of the revolving credit facility.

Tax Consequences to Unitholders Upon Sale of the Propane Business.

Star’s unitholders will recognize gain or loss associated with the sale of the propane business based on a number of factors, including each individual holder’s basis in the units held, and the tax consequences of such sale will accrue to the record holders as of the date of the sale. Based on its preliminary calculations, in general the Partnership estimates that, depending on the profile of the unitholder, the gain can be as high as approximately $11 per common unit and loss as high as $4.27. In general, the Partnership anticipates that holders who have held units for a substantial period of time, particularly those who purchased units prior to 2002, and those who purchased units at a low purchase price, will recognize the most gain. A holder’s tax basis in units will be increased by the amount of gain recognized. If a holder sells units prior to the consummation of the sale of the propane business, such holder may recognize substantially less gain than would a holder who continues to hold through the date of consummation of the sale. For additional information concerning the tax consequences to unitholders, reference is made to the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 that was filed with the SEC on December 14, 2004.

Unitholders are encouraged to consult with their own tax advisors with respect to the application of tax laws to their particular situations.

Item 2.02 Results of Operations and Financial Condition

The Registrant’s press release dated December 17, 2004 announcing the sale of the Partnership’s propane segment and completion of a new credit facility is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 17, 2004, the Partnership’s heating oil segment, Petroleum Heat and Power Co., Inc., entered into a revolving credit facility totaling $260 million with a group of lenders led by JP Morgan Chase Bank as administrative agent.

The revolving credit facility is for a five-year term and provides the heating oil segment the ability to borrow up to $260 million for working capital purposes (subject to borrowing base limitations) including the issuance of up to $75 million in letters of credit. The revolving credit facility is secured by liens on substantially all of the assets of the heating oil segment, its subsidiaries and the Partnership.

On December 17, 2004 the heating oil segment borrowed approximately $119 million under the revolving credit facility, which it used to repay amounts outstanding under its existing credit facilities.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the sale of the propane segment discussed in Item 2.01 above, Mr. Joseph Cavanaugh who served as the Chief Executive Officer of the Partnership’s propane segment, is no longer serving as such on behalf of the Partnership.

Item 8.01 Other Events

The Partnership has received an informal inquiry from the Division of Enforcement of the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(b)	Pro-Forma Financial Information

On December 17, 2004 the Partnership consummated the sale of its propane distribution and services segment, held largely through Star Gas Propane, L.P., to Inergy Propane LLC (“Inergy”) the operating subsidiary of Inergy L.P. for $475 million. The purchase price is subject to certain adjustments, including a working capital adjustment as of November 30, 2004.

In regard to the sale of the propane segment, the unaudited pro-forma condensed consolidated financial statements as of September 30, 2004 and for the year ended September 30, 2004 are being filed as Exhibit 99.2 and are incorporated herein by reference.

(c)	Exhibits

4.1	Amendment No. 3 to Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P.*

4.2	Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of Star Gas Propane, L.P.*

10.1	Interest Purchase Agreement dated as of November 18, 2004*

10.2	Form of Non-Competition Agreement*

99.1	Press Release dated December 17, 2004**

99.2	Unaudited pro-forma Condensed Consolidated Financial Statements as of September 30, 2004 and for the year ended September 30, 2004**

*	Previously filed as an exhibit to the Registrant’s Form 8-K filed on November 18, 2004.
**	Filed herewith

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By: Star Gas LLC (General Partner)

By:	/ s / Ami Trauber
Name:	Ami Trauber
Title:	Chief Financial Officer

Date: December 23, 2004